EXHIBIT 99.1

NETWORK ASSOCIATES RETIRES OUTSTANDING ZERO COUPON CONVERTIBLE
DEBENTURES

SANTA CLARA, Calif., February 14, 2003 — Network Associates, Inc. (NYSE: NET) today announced that it has paid approximately $177.1 million in cash to repurchase approximately $358.0 million, in principal amount at maturity, of the Company’s outstanding zero coupon convertible debentures, due in 2018.

     The zero coupon debentures were originally issued on February 13, 1998, with a principal amount at maturity of $885.5 million, and generated net proceeds to the Company of approximately $337.6 million. Network Associates previously repurchased in a limited number of private transactions, a total of $527.0 million, in principal amount at maturity, of the zero coupon debentures.

     Network Associates was obligated to purchase all zero coupon debentures properly tendered on February 13, 2003 at the debentures’ accreted value of $494.52 per $1,000 in principal amount at maturity. As of February 14, 2003, approximately $500,000 of the zero coupon debentures remain outstanding.

     Network Associates’ $345.0 million of 5.25% convertible notes, due in 2006, remain outstanding.

About Network Associates

With headquarters in Santa Clara, Calif., Network Associates, Inc. is a leading supplier of network security and availability solutions. Network Associates is comprised of three product groups:
McAfee Security, delivering world-class anti-virus and security products; Sniffer Technologies, a leader in network availability and system security; and Magic Solutions, a leader in innovative service management solutions. For more information, Network Associates can be reached at 972-
308-9960 or on the Internet at http://www.networkassociates.com or http://www.mcafee.com.

Network Associates, Sniffer, McAfee, McAfee.com and Magic Solutions are registered trademarks or trademarks of Network Associates, Inc. and/or its affiliates in the United States and/or other countries. Sniffer® brand products are made only by Network Associates, Inc. All other registered and unregistered trademarks in this document are the sole property of their respective owners.